Execution Version

AMENDMENT NO. 1 TO GROSS REVENUE ROYALTY AGREEMENT

THIS AMENDMENT dated as of September 20, 2013;

AMONG:

Western Lithium USA Corporation, a corporation existing under the laws of British Columbia, located at 654-999 Canada Place, Vancouver,
British Columbia, V6C 3E1

("Parentco")

AND:

Western Lithium Corporation, a corporation existing under the laws of Nevada, located at 3685 Lakeside Drive, Reno, Nevada,
89509

(the "Payor")

AND:

MF2, LLC, a limited liability company formed under the laws of
Delaware, with a registered office at do Corporate Service Company,
2711 Centerville Road, Suite 400, Wilmington, Delaware 19808

(the "Recipient")

WHEREAS, Parentco, the Payor and the Recipient are parties to that certain Gross Revenue Royalty Agreement dated as of February 6, 2013 (the "Royalty Agreement");

WHEREAS, Parentco, the Payor, KV Project LLC, the Recipient and Orion Mine Finance (Master) Fund I LP (f/k/a RK Mine Finance (Master) Fund II L.P.) entered into that certain Amendment No. 1 to Royalty Purchase Agreement on the date hereof (the "Royalty Purchase Amendment");

WHEREAS, the Royalty Purchase Amendment provides, among other things, that Parties shall enter into this Amendment, whereby the Parties will amend the Royalty Agreement to make certain changes to the royalty rate payable under the Royalty Agreement as set forth herein;

WHEREAS, the Royalty Agreement was recorded in the Office of the Recorder of Humboldt County, Nevada, on February 13, 2013, Document 2013-757; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.

NOW THEREFORE, for good and valuable consideration (the receipt and sufficiency of which is acknowledged by each of the Parties), the Parties agree as follows:

ARTICLE 1

AMENDMENTS

1.1 Royalty Production Payment

The definition of "Royalty Production Payment" as used in the Royalty Agreement shall be deleted and replaced in its entirety with the following:

" "Royalty Purchase Payment" means an aggregate of $22,000,000, provided that if the Recipient does not pay the Additional Purchase Price (as defined in the Royalty Purchase Agreement) as a result of failure by the Vendors (as defined in the Royalty Purchase Agreement) to meet the conditions set out in section 2.1.3 of the Royalty Purchase Agreement or otherwise when it is due and payable thereunder, such amount will, from that time going forward without any retroactive effect, mean the aggregate of $16,500,000;"

1.2 Royalty Reduction Payment

The definition of "Royalty Reduction Payment" as used in the Royalty Agreement shall be deleted and replaced in its entirety with the following:

" "Royalty Reduction Payment" means $22,000,000, provided that if the Recipient does not pay the Additional Purchase Price (as defined in the Royalty Purchase Agreement) as a result of failure by the Vendors (as defined in the Royalty Purchase Agreement) to meet the conditions set out in section 2.1.3 of the Royalty Purchase Agreement or otherwise when it is due and payable thereunder, such amount will, from that time going forward without any retroactive effect, mean $16,500,000;"

1.3 Royalty Rate

Section 2.2(2) of the Royalty Agreement shall be deleted and replaced in its entirety with the following:

"(2) thereafter, 4.0% of Gross Revenue."

1.4 Reduction in Rate of Gross Revenue Royalty

Section 2.5(2) of the Royalty Agreement shall be deleted and replaced in its entirety with the following:

"(2) The Royalty Reduction Payment is in addition to any other amounts due from the Payor to the Recipient. For greater certainty, any royalty payments paid at the rate of 8% or 4.0%, as applicable, shall not be deductible from the Royalty Reduction Payment in Subsection 2.5(1) above. All other remaining provisions of this Royalty Agreement shall remain unamended."

ARTICLE 2

MISCELLANEOUS

2.1 Confirmation

Except as modified herein, all other terms and provisions of the Royalty Agreement are unchanged and remain in full force and effect. All references in the Royalty Agreement to this "Royalty Agreement" or this "Agreement" shall refer to the Royalty Agreement as amended hereby.

2.2 Governing Law

This Amendment is governed by the Law in force in the State of Nevada.

2.3 Entire Agreement

The Royalty Agreement, as amended y this Amendment, constitutes the entire agreement among the Parties with respect to the subject matter thereof and hereof and cancels and supersedes any prior understandings and agreements between or among the Parties with respect thereto.

2.4 Time of the Essence

Time is of the essence in the performance of any and all of the obligations of the Parties, including, without limitation, the payment of monies.

2.5 Counterparts

This Amendment may be executed in two or more counterparts (including counterparts delivered by facsimile or email), all of which, taken together, shall be regarded as one and the same Amendment. Counterparts may be delivered by facsimile or email and the Parties adopt any signatures received by facsimile or email as original signatures of the Parties.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first set forth above.

WESTERN LITHIUM USA CORPORATION

By: /s/ Tracy Hansen

Name: Tracy Hansen

Title: VP and Corporate Secretary

PROVINCE OF BRITISH COLUMBIA )

                                                                  ) ss.

CITY OF VANCOUVER                         )

           This instrument was acknowledged before me on September 20th, 2013 by Tracy Hansen as VP and Corporate Secretary of WESTERN LITHIUM USA CORPORATION, a British Columbia corporation.

/s/ Sean R. Mason
Notary Public

[SEAL]

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO GROSS REVENUE ROYALTY AGREEMENT (WLC)]

WESTERN LITHIUM CORPORATION

By: /s/ Tracy Hansen

Name: Tracy Hansen

Title: Secretary

PROVINCE OF BRITISH COLUMBIA )

                                                                  ) ss.

CITY OF VANCOUVER                         )

This instrument was acknowledged before me on September 20th, 2013 by Tracy Hansen as Secretary of WESTERN LITHIUM CORPORATION, a Nevada corporation.

/s/ Sean R. Mason

Notary Public

[SEAL]

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO GROSS REVENUE ROYALTY AGREEMENT (WLC)]

MF2, LLC, by its sole member, BCKP Limited

By: /s/ Melanie Simons

Name: Melanie Simons

Title: Director

Hamilton, Bermuda                                )

 ) ss.

                                                                )

This instrument was acknowledged before me on February 6, 2013 by Melanie Simons as a director of BCKP Limited, the sole member of MF2, LLC, a Delaware limited liability company.

/s/ Heidi A. Daniels-Roque

Notary Public

[SEAL]

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO GROSS REVENUE ROYALTY AGREEMENT (WLC)]